As filed with the Securities and Exchange Commission on November 28, 2022.
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Leonardo DRS, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	13-2632319
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation)

2345 Crystal Drive, Suite 1000
Arlington, Virginia	22202

(Address of Principal Executive Offices)	(Zip Code)
Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan
(Full Title of Plans)
William J. Lynn III
Chief Executive Officer
2345 Crystal Drive
Suite 1000
Arlington, Virginia 22202
(703) 416-8000
(Name, address, and telephone number, including area code, of agent for service)
Copies to:

Scott D. Miller Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Mark A. Dorfman Executive Vice President, General Counsel and Secretary 2345 Crystal Drive Suite 1000 Arlington, Virginia 22202 (703) 416-8000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS
The documents containing information specified by Part I of Form S-8 will be sent or given to participants in the Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan (the “Plan”), as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission but constitute (along with the documents incorporated by reference into this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Item 3 of Part II hereof), a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.Incorporation of Documents By Reference
The following documents that Leonardo DRS, Inc. (the “Company” or “we”) has filed with the Commission under the Securities Act and the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference into this Registration Statement:
•The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Commission on March 28, 2022;
•The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 filed with the Commission on May 16, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 filed with the Commission on August 15, 2022, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 filed with the Commission on November 7, 2022;
•The Company’s Current Reports on Form 8-K filed on March 24, 2022 (as amended by the Company’s Current Reports on Form 8-K/A filed with the Commission on March 31, 2022), June 21, 2022, July 7, 2022, August 1, 2022, August 2, 2022, August 3, 2022 and November 28, 2022; and
•The description of the Company’s common stock contained under the heading “Description of Capital Stock” in the Company’s Registration Statement on Form S-4 (Amendment No. 2) (File No. 333-266494) filed with the Commission on September 9, 2022.

In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
No document or information deemed to be furnished and not filed in accordance with the rules of the Commission shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4.Description of Securities
Not applicable.
Item 5.Interests of Named Experts and Counsel
Not applicable.
Item 6.Indemnification of Directors and Officers

Leonardo DRS, Inc. is Incorporated Under the Laws of the State of Delaware.
Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Section 145(g) of the DGCL specifically allows a Delaware corporation to purchase liability insurance on behalf of its directors and officers and to insure against potential liability of such directors and officers regardless of whether the corporation would have the power to indemnify such directors and officers under Section 145 of the DGCL.
Section 102(b)(7) of the DGCL permits a Delaware corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. This provision, however, may not eliminate or limit a director’s liability (1) for breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions, or (4) for any transaction from which the director derived an improper personal benefit.
Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.
Our amended and restated certificate of incorporation contains provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:
•any breach of the director’s duty of loyalty;
•acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock purchases, redemptions or other distributions; or
•any transaction from which the director derives an improper personal benefit.
Our amended and restated certificate of incorporation and our amended and restated bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent not prohibited by the DGCL and other applicable law, except in the case of a proceeding instituted by the director without the approval of our board. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Indemnification Agreements
We have entered into indemnification agreements with our directors and certain of our officers. The indemnification agreements will provide the directors and certain of our officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.
The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated bylaws.

Directors’ and Officers’ Liability Insurance
We have obtained directors’ and officers’ liability insurance that insures against certain liabilities that our directors and officers and the directors and officers of our subsidiaries may, in such capacities, incur.
Indemnification; Insurance for RADA Directors and Officers
For not less than seven years from and after the effective time (the “effective time”) of the merger (the “merger”) contemplated by the merger agreement, dated as of June 21, 2022 (the “merger agreement”), by and among the Company, RADA Electronic Industries Ltd. (“RADA”) and Blackstart Ltd, the Company will cause its subsidiaries (including RADA) to honor and fulfill the obligations of RADA and its subsidiaries under their respective organizational documents in effect as of the date of the merger agreement (any such persons entitled to indemnification, the “indemnified parties”), all subject to applicable law.
RADA has obtained and fully paid the premium for run-off “tail” insurance policies for the extension of RADA’s directors’ and officers’ liability coverage and fiduciary liability insurance policies, in each case providing for Side A, Side B and Side C coverage for a claims reporting or discovery period of seven years from and after the effective time from one or more insurance carriers with the same or better credit rating as RADA’s insurance carrier as of the date of the merger agreement, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as RADA’s existing policies, with respect to acts or omissions occurring at or prior to the effective time (including in connection with the merger agreement and the transactions contemplated by the merger agreement), and covering each person covered by such insurances in effect on the date of the merger agreement.
If RADA or any of its successors or permitted assigns consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger or transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and permitted assigns of the surviving corporation will assume all of the obligations regarding directors and officers indemnification and insurance set forth in the merger agreement.
The indemnification, exculpation and insurance provisions described in this section are intended to be for the benefit of, and from and after the effective time will be enforceable by, each of the persons eligible for indemnification, exculpation or insurance as described in the merger agreement, who will be third-party beneficiaries of such provisions.
Item 7.Exemption from Registration Claimed
Not applicable.

Item 8.Exhibits
The exhibits filed herewith or incorporated by reference herein are set forth in the Exhibit Index filed as part of this Registration Statement.
EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of Leonardo DRS, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed on November 28, 2022)
4.2	Amended and Restated Bylaws of Leonardo DRS, Inc., as in effect (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on November 28, 2022)
5.1	Opinion of Sullivan & Cromwell LLP
10.1	Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan
10.2	Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan Form of Restricted Stock Unit Award Agreement
10.3	Leonardo DRS, Inc. 2022 Omnibus Equity Compensation Plan Form of Performance Restricted Stock Unit Award Agreement
23.1	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
24.1	Power of Attorney (set forth on signature page)
107	Filing Fees
Item 9.Undertakings
(a)The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act
(ii)To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia on the 28th day of November, 2022.

Leonardo DRS, Inc.

By:	/s/ William J. Lynn III
Name:	William J. Lynn III
Title:	Chief Executive Officer
POWERS OF ATTORNEY
The undersigned officers and directors do hereby constitute and appoint Michael D. Dippold and Mark A. Dorfman, and any of them, with full power of substitution and re-substitution, as our true and lawful attorneys-in-fact and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers, and to execute any and all instruments for us and in our names in the capacities indicated below, that such person may deem necessary or advisable to enable the Company to comply with the Securities Act and any rules, regulations and requirements of the Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for us, any of us, in the capacities indicated below, any and all amendments hereto (including post-effective amendments); and we do hereby ratify and confirm all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title

/s/ William J. Lynn III	Chairman, Chief Executive Officer (Principal Executive Officer)
William J. Lynn III

/s/ Michael D. Dippold	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Michael D. Dippold

/s/ Pamela J. Morrow	Senior Vice President and Controller (Principal Accounting Officer)
Pamela J. Morrow

/s/ David W. Carey	Lead Independent Director
David W. Carey

/s/ Gail Baker	Director
Gail Baker

/s/ General George W. Casey, Jr.	Director
General George W. Casey, Jr. (Ret.)

/s/ Mary E. Gallagher	Director
Mary E. Gallagher

/s/ Kenneth J. Krieg	Director
Kenneth J. Krieg

/s/ Peter A. Marino	Director
Peter A. Marino

/s/ Eric C. Salzman	Director
Eric C. Salzman

/s/ Frances F. Townsend	Director
Frances F. Townsend